SECURITIES AND EXCHANGE
                                   COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                Amendment No. |5|

                 Invesco Insured California Municipal Securities
                                (Name of Issuer)


                    Common Shares  of Beneficial Interest
                         (Title of Class of Securities)


                         [Search & Replace] 46130W105
                                 (CUSIP Number)


                                December 31, 2010
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X]   Rule 13d-1(b)
     [ ]   Rule 13d-1(c)
     [ ]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 46130W105                    13G                     Page 2 of 6 Pages


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS

     Private Management Group, Inc.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of California

________________________________________________________________________________
              5.   SOLE VOTING POWER

                   258,857 shares
NUMBER OF     _________________________________________________________________
SHARES        6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH      n/a
REPORTING     _________________________________________________________________
PERSON WITH   7.   SOLE DISPOSITIVE POWER

                   258,857 shares
              _________________________________________________________________
              8.   SHARED DISPOSITIVE POWER

                   n/a
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     258,857 shares
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.6%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON
     IA
________________________________________________________________________________

Item 1(a)  Name of Issuer:

     Invesco Insured California Municipal Securities

Item 1(b)  Address of Issuer's Principal Executive Offices:

     1555 Peachtree Street, N.E., Suite 1800

     Atlanta, GA 30309


Item 2(a)  Name of Person Filing:

     Private Management Group, Inc.

Item 2(b)  Address of Principal Business Office or, if None, Residence:

     20 Corporate Park, Suite 400
     Irvine, CA 92606



Item 2(c)  Citizenship:

     State of California

Item 2(d)  Title of Class of Securities:

     Common Shares  of Beneficial Interest

Item 2(e)  CUSIP Number:

     46130W105

Item 3. If this statement is filed pursuant to Rules 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Act (15 U.S.C.78o);

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.78c);

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C.78c);

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C.8a-8);

     (e)  [X]  An Investment Adviser in accordance with Section 240. 13d-1(b)(1)
               (ii)(E);

     (f)  [_]  An employee  benefit plan or endowment  fund in  accordance  with
               Section 240. 13d-1(b)(1)(ii)(F);

     (g)  [_]  A parent  holding  company or control  person in accordance  with
               Section 240. 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C.80a-3);

     (j)  [_]  A non-U.S. institution in accordance with
               Section 240. 13d-1(b)(1)(ii)(J).

     (k) [_] Group, in accordance with Section 240. 13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with 240.13d-1(b)(1)(ii)(J), please specify the type of institution:____________________________.





Item 4. Ownership.

     (a)  Amount beneficially owned:

          258,857 shares

     (b)  Percent of class:

          7.6%

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote
               258,857 shares

          (ii) Shared power to vote or to direct the vote n/a

         (iii) Sole power to dispose or to direct the disposition of 258,857 shares

          (iv) Shared power to dispose or to direct the disposition of n/a

Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

     Various separately managed accounts for whom the reporting person acts as investment advisor have the right to receive dividends from, and the proceeds of the sale of, the shares reported by the reporting person.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     n/a

Item 8. Identification and Classification of Members of the Group.

     n/a

Item 9. Notice of Dissolution of Group.

     n/a

Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                        February 10, 2011
                                                  -----------------------------
                                                             (Date)



                                                  /s/ Robert T. Summers, CFA
                                                  -----------------------------
                                                           (Signature)



                                                      Robert T. Summers, CFA
                                                      Chief Financial Officer
                                                  Private Management Group, Inc.
                                                  -----------------------------
                                                           (Name/Title)